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                                    December 22, 2000


VIA FEDERAL EXPRESS


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

         RE:      Bracknell Corporation - Registration Statement on Form 40-F

Ladies and Gentlemen:

         Bracknell Corporation ("Bracknell") respectfully requests to withdraw its Registration Statement on Form 40-F previously filed with the Securities and Exchange Commission on October 13, 2000.

         If you have any questions or comments with regard to this letter, please do not hesitate to telephone (collect) Andrew J. Beck or Carol L. Divine of Torys, Bracknell's counsel, at (212) 880-6000.

                                    Very truly yours,




                                    BRACKNELL CORPORATION

                                    By: /s/ John Naccarato
                                       -----------------------------------------
                                            John Naccarato
                                            Corporate Counsel